Exhibit 99.1

OFFICE LEASE AGREEMENT

FOR

9150 WILSHIRE BOULEVARD

NEW LION ENTERPRISES LLC,

AS LANDLORD

AND

AXIL BRANDS, INC.,

AS TENANT

The submission of this document for examination does not constitute an option or offer to lease space. This document shall have no binding effect on the parties unless executed by the Landlord and the executed copy is delivered to the Tenant.

9150 Wilshire Boulevard

Davidovich

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OFFICE LEASE AGREEMENT

This Office Lease Agreement (the “Lease”) is made this 12 day of October 2024 (“Effective Date”) by and between NEW LION ENTERPRISES LLC, a California limited liability company (“Landlord”) and AXIL BRANDS, INC., a Delaware corporation (“Tenant”).

1.	BASIC LEASE PROVISIONS:

1.1.	Building: That certain office building having a street address of 9150 Wilshire Boulevard, Beverly Hills, California 90212, as more particularly described in Schedule 1, including all parking garages, outside plazas, atria, lobbies, office and commercial spaces, landscaping, and the real property upon which said office building complex is located.

1.2.	Unit/Suite No.: 245

Floor: Second (2nd)

1.3.	Premises: Approximately 2,793 total rentable square feet (“RSF”) as reflected on the floor plan attached hereto as Schedule 2.

1.4.	Commencement Date of Lease: November 1, 2024 (Any possession of the Premises by Tenant prior to the Commencement Date, shall be subject to the terms and conditions of this Lease; provided, however, Tenant shall not be required to pay any Base Rent during any such early occupancy period.)

1.5.	Rent Commencement Date: November 1, 2024.

1.6.	Expiration Date of Lease: January 31, 2029.

1.7.	Tenant’s Percentage Share: 3.11%. Based upon Premises of 2,793 RSF in a Building of 89,651 RSF.

1.8.	Security Deposit: $12,568.50.

1.9.	Advance Payment: $11,168.00.

1.10.	Rent Abatement: The Base Rent shall be abated for months 2, 15, and 30 of the initial Lease Term.

1.11.	Base Rent:

Base Rent for the Lease Term shall be according to the following schedule:

Period	Monthly Base Rent	Annual Base Rent
Months 1-12	$11,168.00	$134,016.00
Months 13.:.24	$11,618.88	$139,426.56
Months 25-36	$12,093.69	$145,124.28
Months 37-348	$12,568.50	$150,822.00
Months 49-52	$12,945.56	$155,346.72

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Operating Expense Rent: The total Operating Expense Rent for the Lease Term shall be according to the following schedule and shall not be modified:

Period	Monthly Operating Expense Rent	Annual
Months 1-12	$0.00	$0.00
Months 13-24	$232.28	$2,788.53
Months 25-36	$464.56	$5,574.72
Months 37-348	$929.12	$11,149.44
Months 49-52	$1,858.24	N/A

1.12.	Intentionally Omitted

1.13.	Permitted Use: General Office & storage use and no other purposes.

1.14.	Parking Spaces: Tenant shall be entitled to use three (3) unreserved parking spaces (the “Parking Spaces”) per 1,000 RSF of the Premises. Notwithstanding anything to the contrary contained in this Lease, Tenant, during the Lease Term, shall be obligated to lease and pay on a “must take” basis six (6) single reserved Parking Spaces (the “Must Take Parking Spaces”) at the rate set forth below, which rate .increase by $10 at the beginning of each year. The charge for Tenant’s Parking Spaces during the Lease Term (the “Parking Charges”) shall be as follows, which shall increase by $10 at the beginning of each year.

(a)	Single Unreserved Spaces: $210.00 plus tax per Single Unreserved Parking Space per month.

(b)	Single Reserved Spaces: $295.00 plus tax per Single Reserved Parking Space per month.

(c)	Tandem Spaces: UNAVAILABLE

1.15.	Guarantor(s): Intentionally Omitted

1.16.	Addresses:

(a)	Address for payment of Rent and notices:

Landlord:	Tenant:

For Notices: New Lion Enterprises LLC 9150 Wilshire Blvd. Suite 104 Beverly Hills, CA 90212 Attention: Property Manager	After Commencement Date: Axil Brands, Inc. 777 S Auto Mall Drive, Unit 107 American Fork, UT 84003

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For Payment of Rent:

New Lion Enterprises LLC

9150 Wilshire Blvd. Suite 104

Beverly Hills, CA 90212

Attention: Property Manager

1.17.	Broker: See Schedule 7. (See Paragraph 41.)

2.	DEFINITIONS: Unless the context otherwise specifies or requires, the following terms will have the meanings set forth below:

2.1.	Common Areas: shall mean all areas and facilities outside the Premises and within the exterior boundaries of the Building that are not leased to other tenants and that are provided and designated by Landlord, in its sole discretion from time to time, for the general use and convenience of Tenant and other tenants of the Building and their authorized representatives, employees, invitees and the general public (such as common entrances, walkways, stairways, elevators, restrooms, and lobbies) as more particularly set forth in Paragraph 4. Landlord may also designate, from time to time, other areas in the Building, such as pedestrian walkways, patios, landscaped areas, sidewalks, service corridors, elevators, restrooms, stairways, decorative walls, plazas, loading areas, parking areas and roads for the non-exclusive use of Tenant.

2.2.	Operating Expenses: shall mean all costs of operating, servicing, managing, repairing and maintaining the Building, the landscaping of Common Areas of the Building and the parking lot or garage used as parking for the Building, including any reasonable and necessary costs of operation, maintenance and repair, computed in accordance with sound accounting principles applied on a consistent basis, and will include by way of illustration, but not limitation:

(a)	all necessary costs of managing, operating, repairing and maintaining the Building, including, without limitation, wages, salaries, fringe benefits and payroll burden for employees at or below the level of regional manager; employees on-site utilized in the day to day operation of the Building; public liability, flood, property damage and all other insurance premiums paid by Landlord with respect to the Building, including any amounts that would be charged as premiums if Landlord self-insures any of the insurance risks; liability disclaimers; electricity, water, sewer, heating, air conditioning, ventilating and all other utility charges; the cost of contesting the validity or amount of real estate and personal property taxes; janitorial services; access control; window cleaning; elevator maintenance; fire detection and security services; gardening and landscape maintenance; all costs of snow and ice removal; trash, rubbish, garbage and other refuse removal; pest control; painting; facade maintenance; lighting; exterior and partition (demising) wall repairs; roof repairs; maintenance of all steam, water and other water retention and discharging piping, lakes, culverts, fountains, pumps, weirs, lift stations, catch basins and other areas and facilities, whether or not on-site; canal embankment and related maintenance; repair and repainting of sidewalks due to settlement and potholes and general resurfacing and maintenance of parking areas; sanitary control; depreciation of machinery and equipment used in any of such maintenance and repair activities; repair, maintenance and replacement of signage located in the Building; management fees; union increases; road sidewalk and driveway maintenance; and all other Building maintenance, repairs and insurance;

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(b)	the costs (amortized together with a reasonable finance charge) of any capital improvements: (A) made to the Building by Landlord primarily for the purpose of reducing Operating Expenses; or (B) made to the Building by Landlord primarily to comply with any governmental law or regulation that was not in force at the Commencement Date;

(c)	the costs of supplies, materials, tools and equipment for repairs and maintenance;

(d)	all real and personal property taxes, assessments (whether they be general or special), sewer rents, rates and charges, transit taxes, franchise taxes, and any other federal, state or local government charge, general, special, ordinary or extraordinary (but not including income taxes), which may now or hereafter be levied or assessed against the land upon which the Building stands or the Building for such year or the furniture, fixtures, machinery, equipment, apparatus, systems and appurtenances used in connection with the Building for the operation thereof (the “Taxes”).

Operating Expenses shall not include:

(e)	depreciation on the Building or any Common Areas;

(f)	costs of space planning, tenant improvements, marketing expenses, finders’ fees and real estate broker commissions;

(g)	any and all expenses for which Landlord is reimbursed (either by an insurer, condemnor, tenant or other person or entity), but only to the extent of such reimbursement;

(h)	that portion of the salaries for on or off-site personnel to the extent any of them work for other projects owned by Landlord or the Building’s managing agent;

(i)	costs in connection with services or benefits of a type that are not Building standards and are not available to Tenant, but are available to another tenant or occupant;

(j)	mark-ups on electricity and condenser cooling water for heat pumps in excess of Landlord’s costs therefore;

(k)	Landlord’s general overhead and administrative expenses not directly allocable to the operation of the Building;

(1)	attorneys’ fees and cost related to negotiating or enforcing any tenant lease, or resolving disputes with any lender of Landlord;

(m)	cost of capital improvements unless meeting the requirements of Paragraph 2.2(b);

(n)	interest on debt or amortization payments on any mortgage/deed of trust, or rent on any ground lease; and

(o)	federal and state taxes on income, death, estate or inheritance; or franchise taxes.

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2.3.	Environmental Law: shall mean any law, statute, ordinance or regulation pertaining to health, industrial hygiene or the environment including, without limitation, CERCLA (Comprehensive Environmental Response, Compensation and Liability Act of 1980), RCRA (Resources Conservation and Recovery Act of 1976), SARA (Superfund Amendments and Reauthorization Act of 1986), EPCRA (Emergency Planning and Community Right-to-Know Act), and any applicable laws or regulations of the State of California.

2.4.	Hazardous Substance: shall mean any substance, material or waste which is or becomes designated, classified or regulated as being “toxic” or “hazardous” or a ’‘pollutant”, which is or becomes similarly designated, classified or regulated, under any Environmental Law, including asbestos, petroleum and petroleum products, or which becomes hazardous to the health and welfare of any occupants in the Building.

2.5.	Building Hours: shall mean Monday through Friday from 8:30 a.m. to 5:30 p.m., excluding federal and state legal holidays.

2.6.	Legal Requirements: shall mean any and all statutes, ordinances and requirements of all municipal, state and federal authorities now in force, or which may hereafter be in force, pertaining to the Premises and/or the Building, including, but not limited to, the Americans with Disabilities Act.

2.7.	Schedules: shall mean the Schedules attached hereto and incorporated herein by reference. This Lease contains the following Schedules:

Schedule 1	Description of Building
Schedule 2	Floor Plan of Premises
Schedule 3	Work Letter
Schedule 4	Guaranty of Lease
Schedule 5	Rules and Regulations
Schedule 6	Tenant Acceptance Letter
Schedule 7	Brokerage Commission Agreement

2.8.	Term/Lease Term: shall mean the initial term of this Lease, namely a period of thirty nine (39) full months. It shall commence as of the Commencement Date and end as of the Expiration Date unless sooner terminated as provided herein or extended pursuant to the terms of this Lease.

3.	PREMISES:

3.1.	Lease of Premises: Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, for the Term and subject to the agreements, covenants, conditions and provisions set forth in this Lease, to which Landlord and Tenant hereby mutually agree, the premises (the “Premises”) described in Paragraph 1 above. The parties hereby stipulate the number of rentable square feet in the Premises and both parties waive the right either may have to re-measure the same. Upon occupancy of the Premises by Tenant, Tenant shall promptly execute and deliver to Landlord the Tenant Acceptance Letter attached hereto as Schedule 6. If Landlord is unable to deliver possession of the Premises on the Commencement Date, Landlord shall not be liable for any damage caused thereby, nor shall this Lease be void or voidable, but Tenant shall not be liable for any Rent and the Commencement Date shall be delayed until possession is delivered, at which time the Term shall commence and the Expiration Date shall be extended so as to give effect to the full stated Term.

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3.2.	Building: The Premises are a part of the building (the “Building”) described in Paragraph 1. Landlord may increase, reduce or change the number, dimensions or locations of the walks, buildings, mall areas, parking and other Common Areas and other improvements located in the Building in any manner that Landlord, in its sole discretion, shall deem proper. Landlord further reserves the right to make alterations and/or additions to and to build or cause to be built additional stories on the Building in which the Premises are situated and to add any buildings adjoining the Premises or elsewhere in the Building. Without limiting the generality of the foregoing, Landlord may add additional tenants, retail shops, building and parking facilities anywhere in the Building. Such alterations and/or additions by Landlord shall not materially impair the Tenant’s ability to use the Premises for its Permitted Use. Landlord reserves the right to install, maintain, use, repair and replace pipes, ducts, conduits and wires leading through the Premises and serving other parts of the Building in a manner that will not materially interfere with Tenant’s use of the Premises, except temporarily in the case of an emergency. Landlord will also have the right to increase and expand the size of the Building by adding additional land, buildings and other structures to the Building, provided such expansion does not materially impair the Tenant’s ability to use the Premises for its Intended Use and the Tenant’s Percentage Share is equitably adjusted. Landlord shall have the right to change the Building’s name without notice, to change the Building’s street address, each upon ninety (90) days prior notice, and the right to grant to any person or entity the exclusive right to conduct any business or render any service in or to the Building, provided such exclusive right shall not operate to prohibit Tenant from using the Premises for the purpose set forth in Paragraph 1, to retain at all times master keys or passkeys to the Premises, and to place such signs, notices or displays as Landlord reasonably deems necessary or desirable upon the roof and exterior of the Building.

3.3.	Relocation of Tenant: Landlord expressly reserves the right after the execution and during the Term of this Lease, or any extension or renewal thereof, at its sole cost and expense, to remove the Tenant from the Premises and relocate the Tenant to some other space of Landlord’s choosing of approximately the same size within the Building, which other space shall be decorated by Landlord at Landlord’s expense and Landlord may in its discretion use such decorations and materials from the existing Premises or other materials, so that the space in which Tenant is relocated is comparable in its interior design and decoration to the Premises from which Tenant is removed. Tenant, by the execution of this Lease, acknowledges the foregoing right of Landlord, and no rights granted in this Lease to Tenant, including, but not limited to, the right of peaceful and quiet enjoyment, shall be deemed to have been breached or interfered with by reason of Landlord’s exercise of the right of relocation reserved in this Paragraph 3.3. Landlord’s sole obligation for costs and expenses of removal and relocation shall be the actual cost of relocating and decorating the space in which Tenant is relocated and the reasonable moving costs of Tenant actually incurred in connection with the same, and Tenant agrees that Landlord’s exercise of its election to remove and relocate Tenant shall not terminate this Lease or release the Tenant, in whole or in part, from the Tenant’s obligation to pay the Rents and perform the covenants and agreements hereunder for the full Term of this Lease.

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4.	COMMON AREAS:

4.1.	Tenant’s Right to Use Common Areas: Landlord grants Tenant and its authorized representatives and invitees the non-exclusive right to use the Common Areas with others who are entitled to use the Common Areas subject to Landlord’s rights as set forth in this Lease.

4.2.	Landlord’s Control: Landlord has the right to: (a) establish and enforce reasonable rules and regulations applicable to all tenants concerning the maintenance, management, use and operation of the Common Areas, the initial rules and regulations are attached to the Lease as Schedule 5; (b) close, if necessary, any of the Common Areas to prevent dedication of any of the Common Areas or the accrual of any rights of any person or of the public to the Common Areas; (c) close temporarily any of the Common Areas for maintenance purposes; (d) select a person, firm or corporation which may be an entity related to Landlord to maintain and operate any of the Common Areas;. Notwithstanding the provisions of this Paragraph 4.2, in exercising its rights hereunder, Landlord shall provide Tenant with a means of reasonable access to and from the Premises.

5.	RENT:

5.1.	Base Rent: Tenant will pay to Landlord as Rent for the use and occupancy of the Premises at the times and in the manner provided below, Base Rent in the amount specified in Paragraph 1 payable in U.S. funds, in advance starting on the Rent Commencement Date and on or before the first day of each and every successive calendar month thereafter during the Term without demand, setoff or deduction.

5.2.	Tenant’s Percentage Share. Tenant’s Percentage Share of the Operating Expenses is the proportion that the rentable square footage occupied by Tenant bears to the total rentable square footage of the Building, as determined by Landlord (said Percentage Share shall be adjusted in the event the rentable area of the Building is increased.)

5.3.	Operating Expense Rent:

(a)	Calculation. In addition to Base Rent, Tenant shall pay Tenant’s Percentage Share, as specified in Paragraph 1 of the Operating Expenses paid or incurred by Landlord in such year in excess of the Operating Expenses for the Base Year (“Operating Expense Rent”), and such amount have been defined and pre calculated in accordance with Section 1.1 above.

(b)	Payment: During December of each calendar year or as soon thereafter as practicable, Landlord shall provide Tenant with a written notice of its estimate (reasonable line item and detailed support included) of Operating Expense Rent for the ensuing calendar year. On or before the first day of each month during the ensuing calendar year, Tenant will pay to Landlord I/12th of such estimated amounts, provided that if such notice is not given in December, Tenant will continue to pay on the basis of the prior year’s estimate until the month after such notice is given. If at any time or times it appears to Landlord that the amounts payable for Operating Expense Rent for the current calendar year will vary from its estimate by more than ten percent (10%), Landlord, by written notice to Tenant, will revise its estimate for such year, and subsequent payments by Tenant for such year will be in an amount so that by the end of such year Tenant will have paid a total sum equal to such revised estimate. Landlord will indicate in its notice to Tenant the reasons Landlord believes its estimate is low by more than ten percent (10%).

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(c)	Statement: Within ninety (90) days after the close of each calendar year or as soon after such ninety (90) day period as practicable, Landlord will deliver to Tenant a statement of amounts of Operating Expense Rent payable under this Lease for such calendar year. If such statement shows an amount owing by Tenant that is more than the estimated payments for such calendar year previously made by Tenant, Tenant will pay the deficiency to Landlord within thirty (30) days after delivery of the statement. If the total of the estimated monthly installments paid by Tenant during any calendar year exceeds the actual expense adjustment amount due from Tenant for such calendar year and provided Tenant is not in default hereunder, such excess shall, at Landlord’s option, be either credited against payments next due hereunder or refunded by Landlord to Tenant. The terms and conditions of this Paragraph 5.3(c) shall survive expiration or other termination of this Lease.

(d)	Audit Rights: Tenant has the right, exercisable no more than once each calendar year on reasonable notice and at a time reasonably acceptable to Landlord, to cause an audit to be performed at Tenant’s sole cost and expense of Landlord’s operations and/or books and records pertaining to Operating Expense Rent for the preceding calendar year. In the event Landlord has overstated Operating Expense Rent by more than five percent (5%), and provided Tenant is not in default hereunder and that Landlord has reviewed and agrees with Tenant’s findings, then within thirty (30) days after demand therefor by Tenant accompanied by Tenant’s verification of such overcharges and paid invoices, Landlord will reimburse Tenant for such overcharges. In the event that Landlord has overstated Operating Expenses for the calendar year being reviewed by more than five percent (5%), and provided Tenant is not in default hereunder, within thirty (30) days after demand therefor by Tenant accompanied .by Tenant’s verification of such overcharges and paid invoices, Landlord shall also reimburse Tenant for the reasonable costs of such audit up to an amount not to exceed the sum of $1,500.00; provided, however, the person or company performing such audit shall not be compensated, in whole or in part, on a contingency fee basis.

(e)	Gross Up. Notwithstanding any provision of this Paragraph 5.3 to the contrary, if the Building is less than one hundred percent (100%) leased and/or occupied during any calendar year including the Base Year for purposes of determining Base Year Operating Expense, an adjustment shall be made so that Operating Expense Rent shall be computed for such year as though one hundred percent (100%) of the Building had been leased and occupied during such year.

5.4.	Sales Tax: Only if and to the extent actually charged by any applicable governmental or quasi-governmental authority, Tenant agrees to pay to Landlord, concurrently with Tenant’s payments under this Lease, all taxes (including, without limitation, sales tax), or other charges, that are imposed upon any payment to be made by Tenant to Landlord under this Lease (collectively, “Rent Taxes”).

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5.5.	Additional Rent: Tenant shall also be responsible for timely payment of sales tax or other taxes, if any (and for any interest and penalties assessed for untimely payment), on all payments to third parties or performance by Tenant under the Lease. All sums of money as shall become due and payable by Tenant to Landlord under this Lease, including, without limitation, Rent Taxes, Operating Expense Rent, electricity costs, and Parking Charges shall be deemed “Additional Rent,” which Tenant shall be obligated to pay without offset, charge, deduction or delay. Landlord shall have the same remedies for default in the payment of additional Rent as are available to Landlord in the case of a default in the payment of Base Rent. All Base Rent, Operating Expense Rent, Additional Rent and additional sums payable hereunder are sometimes collectively referred to as “Rent.”

5.6.	Late Fee / Default Interest: Any installment of Rent not paid when due and payable shall bear interest at the rate often percent (10%) per annum. In the event any check, bank draft or negotiable instrument given for any payment under this Lease shall be dishonored at any time for any reason whatsoever not attributable to Landlord, Landlord shall be entitled, in addition to any other remedy that may be available, to an administrative charge of two hundred fifty dollars ($250.00).

5.7.	First Month’s Rent: The Base Rent and Operating Expense Rent installment due for the first full calendar month in which Base Rent is due (plus any partial month occurring at the beginning of the Lease Term) and the Security Deposit, if any,- shall be delivered to Landlord by Tenant simultaneously with Tenant’s delivery to Landlord of its signature(s) to this Lease.

5.8.	Proration: If for any reason other than the default of Tenant, this Lease commences on a day other than the first day of a calendar month or terminates on a day other than the last day of a calendar month or year, the amount of Rent payable by Tenant for such partial month or year will be prorated on a per diem basis, as applicable.

5.9.	Beverly Hills Gross Receipt Tax. Separately from and in addition to its other Rent obligations under this Lease, Tenant shall pay monthly, as additional rent hereunder, an amount equal to 1/12 of the Beverly Hills Gross Receipts Tax (the “BHGRT”) payable by Landlord with respect to the gross annual Base Rent payable by Tenant under this Lease. Tenant’s obligation to pay monthly the BHGRT shall commence as of the Rent Commencement Date and continue on the first of each month during the Lease Term. Tenant acknowledges that, as of the date of this Lease, the BHGRT rate is 2.5% of the gross annual Base Rent payable by Tenant hereunder, but is subject to change by the City of Beverly Hills at any time without notice to Landlord or Tenant. In the event Landlord receives notice that the City of Beverly Hills has revised the BHGRT, Landlord will promptly deliver written notice thereof to Tenant and the succeeding monthly BHRGT payments to Landlord by Tenant hereunder shall be revised accordingly, as applicable to comply with such notice of revision. Notwithstanding the foregoing, in the event the BHGRT rate is revised such that any deficiency is due from or levied upon Landlord or the Building by the City of Beverly Hills at any time, Tenant shall be obligated to pay on demand such sums, in addition to and irrespective of having already paid its monthly portions of the BHRGT in accordance herewith.

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6.	USE OF PREMISES:

6.1.	Quiet Enjoyment: Tenant shall, and may peacefully have, hold, and enjoy the Premises, subject to the other terms hereof, provided that Tenant timely pays the Rent within any applicable notice and grace period, and timely performs all of Tenant’s covenants and agreements herein contained. This covenant and all other covenants of Landlord shall be binding upon Landlord and its successors only with respect to breaches occurring during its or their respective periods of ownership of Landlord’s interest hereunder.

6.2.	Effect on Insurance: Tenant shall not use any portion of the Premises for purposes other than those specified in Paragraph 1 and no use shall be made or permitted to be made upon the Premises, nor acts done, which would cause cancellation of any insurance policies covering the Building. If Landlord’s insurance premiums increase due to Tenant’s activity, Landlord may elect to charge Tenant directly for such additional cost as additional Rent hereunder and Tenant shall pay Landlord for the same within ten (10) days after written demand thereof.

6.3.	Miscellaneous Restrictions: Tenant will not use the Premises for or permit in the Premises any offensive, noisy, or dangerous trade, business, manufacture or occupation or interfere with the business of any other tenant in the Building. Tenant agrees not to cause, permit or suffer any waste or damage, disfigurement or injury to the Premises or the fixtures or equipment thereof or the Common Areas. Tenant will not use the Premises for washing clothes or cooking (except for a small kitchenette customarily located in an office) and nothing will be prepared, manufactured or mixed in the Premises, which might emit any offensive odor into the Building. Tenant will not obstruct the Common Areas in the Building or use the same for business operations or advertising. Tenant will not use the Premises for any purpose which would create unreasonable elevator loads, cause structural loads to be exceeded or adversely affect the mechanical, electrical, plumbing or other base building systems. Tenant will at all times comply with the rules and regulations of the Building attached hereto as Schedule 5 and with such additional rules and regulations as may be commercially reasonably adopted by Landlord from time to time.

6.4.	Prohibited Uses: In addition, and not by way of limitation of the restrictions on use set forth herein, Tenant shall not use or permit the use of the Premises in any manner, nor shall Tenant keep the Premises in such a condition, which violates any Legal Requirements (as defined in Paragraph 2) now in effect or hereafter promulgated regulating the use, condition or occupancy of the Premises, or the conduct of Tenant’s employees and agents, and Tenant, at its sole expense, shall promptly comply with all such applicable Legal Requirements and Tenant will indemnify, defend and hold harmless Landlord from any failure to materially comply with any Legal Requirements and from all fines, suits, proceedings, claims, demands or actions of any kind arising out of or in connection with the occupancy or use of the Premises by Tenant. The commencement or pendency of any state or federal court proceeding affecting the use of the Premises shall, at the option of the Landlord, be deemed a breach thereof. Tenant shall not use or permit any part of the Premises to be used for any unlawful purpose or for any purpose not approved by Landlord, in its sole and absolute discretion. Tenant shall not use or permit the use of the Premises in any manner, which will tend to create waste or a nuisance or will tend to interfere with, annoy, or disturb Landlord or any occupants of adjoining premises. Under no circumstances may Tenant use the Premises for any medical uses.

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6.5.	Temporary Closure: Notwithstanding anything contained in this Lease to the contrary, should Landlord determine in its reasonable opinion that an emergency or force majeure condition exists that threatens the Building or any of the tenants or persons therein, or any of their property (e.g. an impending hurricane, a bomb threat to the Building), including but not limited to emergencies caused by persons or natural conditions outside of Landlord’s control, Landlord shall have the right to close the Building and require all tenants, including Tenant, to evacuate the Building until such emergency ceases to exist. Such closure shall not affect Base Rent, any other Rent or the Lease Term unless such closure exceeds five (5) business days.

6.6.	Compliance by Tenant: Tenant shall, at Tenant’s expense, comply with all legal requirements that impose any obligation, order or duty on Landlord or Tenant, arising from or related to (a) Tenant’s specific use of the Premises; (b) the conduct of Tenant’s business or operation of its installations, equipment or other property therein; (c) any cause or condition created by or at the instance of Tenant to the extent a breach of this Lease; or (d) breach of any of Tenant’s obligations hereunder; and Tenant shall pay all costs, expenses, fines, penalties and damages, including attorneys’ fees and costs, which may be imposed upon Landlord by reason of or arising out of Tenant’s failure to fully comply with and observe the provisions of this Paragraph 6.6 within five (5) days after written notice thereof. If at any time Tenant’s compliance as required by this Paragraph 6.6 necessitates action by Tenant for which another provision of this Lease requires Landlord’s consent, Tenant shall obtain Landlord’s consent pursuant to such other provision before taking such action. Tenant will indemnify, defend and hold harmless Landlord from any failure to materially comply with any legal requirements which are expressly applicable to its specific use and occupancy of the Premises and not otherwise the responsibility of Landlord as herein provided and from all fines, suits, proceedings, claims, demands or actions of any kind arising out of or in connection with the occupancy or use of the Premises by Tenant as herein stated.

7.	PARKING:

7.1.	Tenant’s Parking Rights: Subject to the rules and regulations of the Building, Tenant shall be entitled to the number of unreserved Parking Spaces set forth in Paragraph 1 above and shall be required to lease the Must Take Parking Spaces set forth in Paragraph 1. Tenant and its authorized representatives will park their cars only in areas specifically designated for that purpose by Landlord. Within five (5) days after written request by Landlord or any parking space operator, Tenant will furnish to Landlord the license numbers assigned to its cars and the cars of all of its authorized representatives. If Tenant or its authorized representatives fails to park their cars in the designated parking areas, Landlord may charge Tenant as and for liquidated damages thirty dollars ($30.00) per each day or partial day for each car parked in area other than those designated. Tenant will not park or permit the parking of any vehicles adjacent to loading areas so as to interfere in any way with the use of such areas. Only automobiles and pickup trucks will be permitted in the parking areas. Landlord shall have the right, in Landlord’s sole discretion, to designate parking spaces for the exclusive use of a particular tenant or particular tenants or any other third party. Landlord will have the right to institute reasonable procedures and/or methods to enforce the Terms of this Paragraph 7, including but not limited to, a card access system, the hiring of parking attendants or a management company.

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7.2.	Parking Charges. Tenant shall pay the Parking Charges to Landlord (or the designated parking facility operator if Landlord so directs) on the first day of each calendar month. Tenant shall pay the prevailing monthly parking rates charged by Landlord from time to time, plus applicable parking taxes which are subject to change. The current Parking Charges are set forth in Paragraph 1.9 of the Basic Lease Provisions. Tenant’s obligation to pay the monthly Parking Charges shall be considered an obligation to pay Additional Rent for all purposes of the Lease. In the event that for any reason whatsoever Landlord is not permitted by governmental law, ordinance, or otherwise to charge Parking Charges for the Parking Spaces, including but not limited to the Must Take Parking Spaces, as provided in this Paragraph 7.2, then the Base Rent shall be increased by an amount equal to the total annual Parking Charges otherwise payable by Tenant.

8.	SIGNAGE: Landlord, at Tenant’s sole cost and expense, will install and maintain all letters or numerals on the entrance doors for the Premises. All such letters and numerals shall be in the form specified by Landlord, and no other shall be used or permitted on the Premises. If a Tenant directory exists at the Building, Landlord shall include Tenant’s name in the directory. Tenant shall not place any signs within the Premises that are visible from the outside of the Premises without Landlord’s prior written approval, which may be withheld in Landlord’s sole and absolute discretion.

9.	ASSIGNMENT AND SUBLETTING:

9.1.	Prohibition: Tenant shall not assign this Lease or sublet any portion of the Premises without the prior written consent of Landlord, which consent shall not be - unreasonably withheld or delayed, provided Tenant is not in default under the Lease at the time of such request. The parties agree that it shall be reasonable for Landlord to withhold consent if: (i) Landlord is not satisfied with the financial condition, creditworthiness, identity, reputation, or business character of the proposed assignee or sublessee, (ii) the proposed assignee or sublessee is an existing tenant of the Building, (iii) the identity of or the use contemplated by the proposed assignee or sublessee would violate an exclusive use right granted by Landlord to another Tenant, or (iv) the proposed assignee or sublessee is a governmental subdivision or agency or any person or entity who enjoys diplomatic or sovereign immunity. Notwithstanding any consent by Landlord, Tenant shall remain jointly and severally liable (along with each approved sublessee, who shall automatically become liable for all obligations of Tenant hereunder with respect to that portion of the Premises so transferred), and Landlord shall have the right to enforce the provisions of this Lease directly against Tenant or any sublessee without proceeding in any way against any other party. In the event of an assignment, Tenant shall only be released from joint liability under this Lease if, at the sole discretion of Landlord, the proposed assignee: (i) is deemed creditworthy, and (ii) provides a personal guarantee for the Lease, expressly assuming in writing and agreeing to perform all of the covenants, duties, and obligations of Tenant hereunder. Tenant’s obligation shall cease with such assignment only upon the satisfaction of both these conditions. No use of the Premises different from that provided for in Paragraph 1 above shall be permitted, and all other terms and provisions of the Lease shall continue to apply following any assignment or sublease.

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9.2.	Consent Process: If Tenant requests Landlord’s consent to an assignment of this Lease or subletting of all or part of the Premises, Landlord may, at its option: (i) approve such sublease or assignment (but no approval of an assignment or sublease shall relieve Tenant of any liability hereunder unless such assignee executes a personal guarantee approved by Landlord as referenced in Paragraph 9.1); (ii) negotiate directly with the proposed subtenant or assignee and, in the event Landlord is able to reach agreement with such proposed subtenant or assignee, upon execution of a lease with such subtenant or assignee, terminate this Lease (in part or in whole, as appropriate) upon thirty (30) days’ notice; (iii) recapture the Premises or applicable portion thereof from Tenant and terminate this Lease (in part or in whole, as appropriate) upon thirty (30) days’ notice, in which case Landlord shall be permitted to lease the Premises to any third party; or (iv) if Landlord should fail to notify Tenant in writing of its decision within a thirty (30) day period after Landlord is notified in writing of the proposed assignment or sublease, Landlord shall be deemed to have refused to consent to such assignment or subleasing and to have elected to keep this Lease in full force and effect. If Landlord consents to any assignment or sublease, Tenant shall pay to Landlord, on demand as Additional Rent, an administrative fee of One Thousand Dollars ($1,000.00) and will reimburse Landlord for all reasonable attorneys’ fees and costs associated with Landlord’s consent to the assignment or sublease.

9.3.	Excess Profit: Fifty percent (50%) of all cash or other consideration received by Tenant (after deduction of Tenant’s reasonable marketing, remodeling, broker and attorney’s fees, costs and expenses, tenant improvements or other reasonable market standard concessions granted in connection with such assignment or subletting) as the proceeds of any sublease of Tenant’s interest in this Lease and/or the Premises, whether consented to by Landlord or not, shall be paid to Landlord, notwithstanding the fact that such proceeds shall only be due if the amount the Premises are subleased for exceed the Rent due hereunder, unless Landlord agrees to the contrary in writing in its sole and absolute discretion, and Tenant hereby assigns all rights it might have or ever acquire in said 50% of such proceeds to Landlord. This covenant and assignment shall benefit Landlord and its successors in ownership of the Building and shall bind Tenant and Tenant’s members, managers, agents, representatives,· successors and assigns. Any assignee, sublessee or purchaser of Tenant’s interest in this Lease, by occupying the Premises and/or assuming Tenant’s obligations hereunder, shall be deemed to have assumed liability to Landlord for all amounts paid to persons other than Landlord in consideration of any such sale, assignment or subletting, in violation of the provisions hereof.

9.4.	Affiliated Companies/Restructuring of Business Organization: The assignment or subletting by Tenant of all or any portion of this Lease or the Premises to any person or entity which controls, is controlled by or is under common control with Tenant, being sometimes hereinafter referred to individually as an “Affiliate”, and collectively, as “Affiliates”) shall not be deemed a Transfer under this Paragraph 9 (and shall not require Landlord’s consent), provided that:

(a)	any such Affiliate was not formed as a subterfuge to avoid the obligations of this Paragraph 9;

(b)	Tenant gives Landlord at least thirty (30) days prior written notice of any such assignment or sublease to an Affiliate;

(c)	any such Affiliate has, as of the effective date of any such assignment or sublease, a tangible net worth and net income, in the aggregate, computed in accordance with standard commercial real estate accounting practices (but excluding goodwill as an asset), which is equal to or greater than Tenant as of the effective date of any . such assignment or sublease and sufficient to meet the obligations of Tenant under this Lease;

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(d)	any such assignment or sublease shall be subject to all of the terms and provisions of this Lease, and such assignee or sublessee shall assume, in a written document reasonably satisfactory to Landlord and delivered to Landlord upon or prior to the effective date of such assignment or sublease, all the obligations of Tenant under this Lease; and

(e)	Tenant shall remain fully liable for all obligations to be performed by Tenant under this Lease.

10.	OPTION TERMS.

10.1	Option Right. Landlord hereby grants the Tenant named in the Summary (the “Original Tenant”), two (2) successive options to extend the Lease Term as to the Premises for a period of two (2) years each (each, an “Option Term”), which options shall be exercisable only by written notice delivered by Original Tenant to Landlord as provided below. Upon the proper exercise of each such option to extend, and provided that, at Landlord’s option, as of the end of the initial Lease Term or the first Option Term, as applicable, Tenant is not in default under this Lease and Original Tenant has not previously been in default under this Lease more than once in a twelve (12) month period, the Lease Term, as it applies to the Premises, shall be extended, as to each exercised option, for a period of two (2) years. Except as stated herein, the options are personal to Original Tenant and is not assignable or transferable. For purposes hereof, however, the term “Original Tenant” shall also mean an Affiliate (as such term is defined in Paragraph 9.4 above).

10.2	Option Base Rent. The annual Base Rent payable by Original Tenant during the first year of first Option Term and the first year of the second Option Term shall be equal to the “then prevailing fair market rent” for the Premises as of the commencement date of the subject Option Term; provided, however, the annual Base Rent for the first year of the first Option Term shall in no event be less than 104% of the annual Base Rent payable by Original Tenant under this Lease during the last year of the initial Lease Term, and the annual Base Rent for the first year of the second Option Term shall in no event be less than 104% of the annual Base Rent payable by Original Tenant under this Lease during the last year of the first Option Term. The “then prevailing fair market rent” shall be equal to the annual rent (including additional rent and considering any “base year” or “expense stop” applicable thereto), including all escalations, at which tenants of the Building, as of the commencement of the subject Option Term, are leasing non-sublease, non-encumbered space comparable in size, location and quality to the Premises for a term of two (2) years, which comparable space is located in the Building; provided, however, the following concessions (the “Concessions”) will not be taken into account: (a) rental abatement concessions, if any, being granted such tenants in connection with such comparable spaces, and (b) tenant improvements or allowances provided or to be provided for such comparable renewable space. Base Rent for the 2nd year of the first Option Term and the second 2nd year of the second Option Term shall be subject to annual increase of 4% over the immediately preceding year. Notwithstanding anything to the contrary contained in this Lease, Tenant will not be entitled to, and Landlord shall have no obligation to provide Tenant, with any tenant improvement allowance or free or abated Rent in connection with or during the first Option Term or the second Option Term.

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10.3	Exercise of Option. Each of the options contained in this Section 10 shall be exercised only in the following manner: (i) Original Tenant shall deliver written notice to Landlord not more than twelve (12) months nor less than six (6) months prior to the expiration of the initial Lease Term or the first Option Term, as applicable, stating that Original Tenant is interested in exercising the subject option; (ii) Landlord, within thirty (30) days after receipt of Original Tenant’s notice, shall deliver notice (the “Option Rent Notice”) to Original Tenant setting forth the Base Rent for the first year of the Option Term or the first year of the second Option Term, as applicable; and (iii) if Original Tenant wishes to exercise such option, Original Tenant shall, within thirty (30) days after Original Tenant’s receipt of the subject Option Rent Notice, exercise the subject option by delivering written notice thereof to Landlord.

10.4	Additional Option Provisions. Except for an option already exercised and except as otherwise stated in Section 10.2, all of the terms and conditions of the Lease shall apply during each Option Term. Tenant shall have no other right or option to extend the Lease Term beyond the expiration of the second Option Term.

11.	MAINTENANCE, REPAIRS, ALTERATIONS:

11.1.	Tenant’s Obligations: Tenant has agreed to accept the Premises in its “AS IS” condition without any representation or warranty of any kind. Tenant acknowledges that the Premises are in good order and repair, unless otherwise indicated herein. Tenant shall, at its’ own expense and at all times, maintain the Premises in good and safe condition. Tenant, at Tenant’s expense, shall be responsible for all maintenance and repairs which are not included in the Operating Expenses required in the Premises, except any electrical wiring, plumbing and HVAC installations and any other Building systems or Building equipment located outside the Premises, roof, exterior walls, structural foundations, parking areas and other Common Areas, which shall be maintained and repaired by Landlord and included in Operating Expenses. Notwithstanding the foregoing, Tenant shall not be responsible for maintaining and repairing any electrical wiring, telecommunications or computer cabling, supplemental HVAC equipment, flooring, wall surfaces, light fixtures, plumbing fixtures or the like exclusively serving the Premises.

11.2.	Limitations: Tenant may make any improvements or alterations to the Premises without Landlord’s prior written consent, if they are nonstructural, do not affect any Building system, cost less than five thousand dollars ($5,000.00) in the aggregate during any six (6) month period, cannot be seen from the exterior of the Premises, and otherwise comply with all Legal Requirements and the following provisions of this Paragraph 11. All other improvements or alterations to the Premises require Landlord’s prior written consent. Prior to the commencement of any repair, improvement, or alteration, Tenant shall give Landlord at least two (2) business days written notice in order that Landlord may post appropriate notices to avoid any liability for liens. All repairs, improvements or alterations will be made by a licensed and insured contractor, consented to by Landlord, and performed in a good and workmanlike manner. All materials used shall be of a quality comparable to or better than those in the Premises (or such specific materials that Landlord may identify) and shall be in accordance with plans and specifications approved by Landlord. Tenant may, subject to the terms hereof, at Tenant’s sole cost and expense, remove one of the existing rooms in the Premises; provided, however, upon expiration or earlier termination of this Lease, Tenant shall reconstruct such existing room and associated improvements, which obligation of Tenant shall survive the expiration or earlier termination of this Lease.

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11.3.	Liens: Tenant will pay all costs of construction done by it or caused to be done by it on the Premises as permitted by this Lease. Tenant will keep the Building free and clear of all construction, mechanic’s, materialman’s, laborer’s and supplier’s liens, resulting from construction done by or for Tenant. The interest of Landlord in the Premises and the Building shall not be subject to liens for improvements made by Tenant. Any lien filed by any contractor, materialman, laborer or supplier performing work for Tenant shall attach only to Tenant’s interest in the Premises. Tenant agrees to indemnify, defend and hold harmless Landlord from and against any and all costs and liabilities (including attorneys’ fees and expenses) and any and all construction, mechanic’s, materialman’s, laborer’s or supplier’s liens arising out of or pertaining to any improvements or construction done by Tenant. All persons and entities contracting or otherwise dealing with Tenant relative to the Premises or the Building are hereby placed on notice of the provisions of this Paragraph 11.3, and Tenant shall further notify in writing such persons or entities of the provisions of this Paragraph 11.3 prior to commencement of any Tenant work in the Premises. If any construction, mechanic’s, materialman’s, laborer’s or supplier’s lien is ever claimed, fixed or asserted against the Premises or any other portion of the Building in connection with any such Tenant work, Tenant shall, within ten (10) days after receipt by Tenant of notice of such lien, discharge same as a lien either by payment or by posting of any bond as permitted by law. If Tenant shall fail to discharge any such lien, whether valid or not, within ten (10) days after receipt of notice from Landlord, Landlord shall have the right, but not the obligation, to discharge such lien on behalf of Tenant and all costs and expenses incurred by Landlord associated with the discharge of the lien, including, without limitation, attorneys’ fees, shall constitute additional Rent hereunder and shall be immediately due and payable by Tenant.

11.4.	Surrender of Premises: On the last day of the Term hereof or on any sooner termination, Tenant shall surrender the Premises to Landlord in the same condition as when received, ordinary wear, tear and casualty excepted, and clear and free of debris. Tenant shall repair any damage to the Premises occasioned by the installation or removal of Tenant’s trade fixtures, furnishings and equipment. Any of Tenant’s property remaining in the Premises after the expiration or earlier termination of this Lease shall be deemed abandoned by Tenant, and Landlord, in addition to all other rights and remedies it may have, shall have the right to keep in place and use all of such property in the Premises and/or remove any or all of such property from the Premises, which may then be disposed of, or stored at the cost of and for the account of Tenant. Landlord shall not be responsible for the care or safekeeping of any such property and Tenant waives any claim against Landlord relating thereto. The provisions of this subaragraph shall survive the expiration or earlier termination of this Lease.

12.	ENTRY AND INSPECTION: Tenant shall permit Landlord or Landlord’s agents to enter upon the Premises at reasonable times upon verbal · notice for the purpose of inspecting the same, performing any services required of Landlord hereunder and showing the Premises to potential and existing mortgagees and purchasers and prospective tenants of other space in the Building. Notwithstanding the foregoing, Landlord is not required to give notice to Tenant if Landlord must enter the Premises because of an emergency or for the provision of janitorial services. Tenant will permit Landlord at any time within one hundred eighty (180) days prior to the expiration or early termination of this Lease, to place upon the Premises any usual “To Let” or “For Lease” signs, and permit potential tenants to inspect the Premises.

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13.	INDEMNIFICATION:

(a)	Indemnification: Intentionally Omitted.

(b)	Survival of Indemnification: Intentionally Omitted.

13.2.	TENANT’S INSURANCE: At all times during the Term of this Lease, Tenant shall, at its sole expense, procure and maintain the following types of insurance coverage:

13.3.	Commercial General Liability: Commercial General Liability insurance, including Bodily Injury and Property Damage Liability, Products and Completed Operations, Personal Injury Liability, and Fire Damage Liability against any and all damages and liability, including attorneys’ fees and expenses, on account of or arising out of injuries to or the death of any person or damage to property, however occasioned, in, on or about the Premises in amounts not less than one million dollars ($1,000,000) per occurrence, two million dollars ($2,000,000) annual aggregate, and one hundred thousand dollars ($100,000) Fire Damage Liability;

13.4.	Personal Property: Insurance on an all-risks basis covering one hundred percent (100%) of the replacement cost value of Tenant’s property at the Premises including, without limitation, leasehold improvements, trade fixtures, merchandise, furnishings, equipment, goods and inventory;

13.5.	Mechanical Equipment: Where applicable, insurance covering central heating, air conditioning and ventilating systems, generators, refrigeration equipment, machinery and electrical equipment, boilers, and other high pressure piping and machinery, and other similar apparatus installed in the Premises, including Business Income loss;

13.6.	Business Income: (a) Business Interruption insurance for a period of not less than twelve (12) months from the date of fire or casualty; and (b) Loss of Rents insurance to cover rental loss of Landlord for a period of not less than twelve (12) months from the date of fire or casualty, naming Landlord as Loss Payee;

13.7.	Employer’s Liability/Workers’ Compensation: If and to the extent required by applicable law, Employer’s Liability insurance with limits not less than five hundred thousand dollars ($500,000.00), and Workers’ Compensation insurance providing statutory state benefits for all persons employed by Tenant in connection with the Premises;

13.8.	Sprinkler Leakage: Insurance covering damage from leakage of sprinkler systems now or hereafter installed in the Premises in an amount not less than the current replacement cost covering Tenant’s merchandise, Tenant’s improvements and Tenant’s trade fixtures; and

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13.9.	Automobile Liability: Automobile liability insurance in commercially reasonable amounts, covering company owned vehicles, if any.

13.10.	Other Insurance: Such other insurance and in such amounts as may be required by Landlord against other insurable hazards as at the time are commonly insured against by prudent owners of comparable office projects in the area in which the Building is located.

13.11.	Form of Insurance/Companies: All insurance provided for in Paragraph 14 hereof shall be in a form satisfactory to Landlord and carried with insurance companies reasonably acceptable to Landlord that are licensed or authorized to do business in the State in which the Building is located, are in good standing with the Department of Insurance in the State in which the Building is located and have a current rating issued by A.M. Best Company of not less than A-:VII, and/or whose claim paying ability is rated no lower than A by Standard & Poor’s Ratings Service and A2 by Moody’s Investors Service. Insurance coverage shall be written as primary policy coverage and not contributing with or excess of any coverage, which Landlord may carry; Landlord, and Landlord’s managing agent and property manager shall be named as Additional Insureds with respect to Commercial General Liability and Automobile Liability, including any Umbrella or Excess policies. Tenant shall furnish Landlord at the inception of this Lease (i) a Certificate of Insurance evidencing that all such insurance is in effect and that Landlord will be given at least thirty (30) days prior written notice of cancellation or non-renewal, and (ii) proof that premiums have been paid by Tenant. Not later than fifteen (15) days prior to the expiration of any insurance policy, evidence of renewals or replacements of such policy shall be delivered to Landlord, together with proof of payment of the associated premiums. In the event Tenant shall fail to procure any contract of insurance required under the terms hereof or any renewal of or replacement for any contract of insurance that is expiring or has been canceled, Landlord may, but shall not be obligated to, procure such insurance on behalf of Tenant and the cost thereof shall be payable to Landlord as additional Rent within ten (10) days following written demand therefor.

14.	LANDLORD’S INSURANCE:

14.1.	All Risk: Landlord (or its principals naming Landlord as an additional insured) shall, as part of the Operating Expenses, maintain fire and extended coverage insurance on the Building and the Premises (which may include vandalism and malicious mischief coverage) and such endorsements as Landlord may require or is otherwise reasonably consistent with other similarly situated buildings) in an amount not less than the full replacement value thereof (which may be exclusive of foundations), or in such amounts as any mortgagee of Landlord shall require, with such deductibles as shall be determined by Landlord from time to time. Landlord (or its principals naming Landlord as an additional insured) reserves the right to self-insure the Building so long as a financial institution such as an insurance company, bank, savings and loan association, or pension fund having a net worth of at least one hundred million dollars ($100,000,000.00) owns an interest in the Building of fifty percent (50%) or more. Landlord (or its principals naming Landlord as an additional insured) also reserves the right to provide the insurance required hereunder as part of a blanket policy. All insurance obtained by Landlord in connection with the Building shall be passed through to the tenants of the Building, including Tenant, as part of the Operating Expenses, and payments for losses thereunder shall be made solely to Landlord or Landlord’s mortgagee as their interests shall appear. In the event of self-insurance, the premium cost equivalency of such policy or policies shall be a part of the Operating Expenses. In the event of blanket insurance, Landlord shall reasonably allocate the portion of the blanket premium to the Operating Expenses for the Building.

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14.2.	Liability: Landlord shall, as part of the Operating Expenses, maintain a policy or policies of commercial general liability insurance with respect to the Common Areas and the activities thereon in such amounts as Landlord or any mortgagee of Landlord may require. In the event of self-insurance (as referenced in Paragraph 15.1 above), the premium cost equivalency of such policy or policies shall be part of the Operating Expenses.

14.3.	Other: Landlord may purchase insurance for windstorm, flood, plate glass, sign, automobile, sinkhole, business income, Rent loss, liquor liability, terrorism, earthquake and such other insurance that Landlord or any mortgagee of Landlord may require in their sole discretion and with such deductibles as Landlord may desire. The costs of all such insurance shall be part of the Operating Expenses. Landlord may hereafter raise or lower such coverage in such amounts as may from time to time be prudent to Landlord within its sole discretion or as Landlord’s mortgagee may require.

15.	SUBROGATION: Landlord and Tenant shall each obtain from their respective insurers under all policies of property insurance maintained by either of them at any time during the Term hereof insuring or covering the Premises or Building, as applicable, a waiver of all rights of subrogation which the insurer of one party might otherwise have, if at all, against the other party.

16.	UTILITIES AND SERVICES:

16.1.	Standards: Pursuant to the terms and conditions of this Lease, Landlord shall use all reasonable efforts to furnish (as part of Operating Expenses) heating, ventilation, and air conditioning (“HVAC”), electricity for normal lighting and office machines, cold water for reasonable and normal drinking and lavatory use, replacement light bulbs and/or fluorescent tubes and ballasts for standard overhead fixtures, exterior window washing, standard trash removal, sewer and waste water services, and janitorial services five (5) days per week. Said services and utilities shall be provided during Building Hours, except for janitorial which may be provided after Building Hours. HVAC required at other times shall be subject to a charge of $75.00 per hour or fraction thereof, with a two (2) hour minimum requirement, for after-hours HVAC by Tenant, as such sum may be reasonably increased by Landlord from time to time upon written notice to Tenant.

16.2.	Temporary Interruption: Landlord reserves the right, without any liability to Tenant and without affecting Tenant’s covenants and obligations hereunder, to stop or interrupt or reduce any of the services listed in this Paragraph 17 or to stop or interrupt or reduce any other services, required of Landlord under this Lease, whenever and for so long as may be reasonably necessary, by reason of (i) accidents, emergencies, strikes or the occurrence of any of the other events of force majeure, (ii) the making of repairs or changes which Landlord is required by law or is permitted by this Lease to make or in good faith deems necessary, (iii) difficulty or excessive expense in securing proper supplies of fuel, steam, water, electricity, or (iv) any other cause beyond Landlord’s reasonable control, whether similar or dissimilar to the foregoing. Landlord does not warrant that the services provided for in this Lease will be free from interruption or stoppage resulting from the above causes, and specifically no reduction, interruption or stoppage of any such services for any reason, shall ever be construed as an eviction of Tenant nor shall the same cause any abatement of the Rent payable hereunder or in any manner or for any purpose relieve Tenant from any of Tenant’s obligations hereunder, and in any event, Landlord shall not be liable for any loss, cost or damage, direct or consequential, of any nature arising in connection with interruption or stoppage of any of such services or for any damage to persons or property resulting therefrom; provided, however, Landlord agrees to use reasonable diligence to resume the service or to cause the same to be resumed. Furthermore, Landlord shall not be liable under any circumstances for a loss of, or injury to, property or for injury to, or interference with, Tenant’s business, including, without limitation, loss of profits, however occurring, through or in connection with or incidental to a failure to furnish any of the services or utilities as set forth in this Paragraph 17.

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16.3.	Security: Landlord shall have no obligation to provide any security whatsoever for the Building, the Premises, the Building and/or Tenant’s business therein. Tenant does hereby acknowledge and agree that it shall provide and be solely responsible for its own security, at Tenant’s sole cost and expense, as may be required for the operation of Tenant’s business within the Premises. Landlord shall have no liability to any Tenant and its employees, agents or invitees for losses due to theft or burglary, or for damages done by unauthorized persons in the Premises, the Building, any parking facility, or the Building or for any injury, trauma or other harm to any person, and neither shall Landlord be required to insure against any such losses. Notwithstanding the foregoing, Tenant acknowledges and agrees Landlord may, but will not be required to, adopt and provide security services for the Building from time to time. Tenant shall cooperate fully in any efforts of Landlord to maintain security in the Building and shall follow all rules and regulations promulgated by Landlord with respect thereto. However, any security services that are voluntarily undertaken by Landlord may be changed or discontinued from time to time in Landlord’s sole and absolute discretion, without liability to any Tenant and its employees, agents or invitees. Tenant or any of its employees, agents or invitees waive any claims it may have against Landlord arising out of any security services provided by Landlord, or the inadequacy or absence thereof, specifically including Landlord’s negligence with respect to the providing or failure to provide such services.

17.	CONDEMNATION: If all or substantially all of the Building or Premises should be taken for any public or quasi-:public use, by right of eminent domain or otherwise or should be sold in lieu of condemnation, then this Lease shall terminate as of the date when physical possession of the Building and/or Premises is taken by the condemning authority. If less than substantially all of the Building, Premises or Building is taken or sold, Landlord (whether or not the Premises are affected thereby) may, at its option, terminate this Lease by giving written notice thereof to Tenant; in which event this Lease shall terminate as of the date when physical possession of such portion of the Building, the Premises or the Building is taken by condemning authority. If this Lease is not terminated upon any such taking or sale, and if the Premises are affected, the Base Rent payable hereunder shall be diminished by an equitable amount, and Landlord shall, to the extent Landlord deems feasible, restore the Building and, if affected, the Premises to substantially their former condition, but such work shall not exceed the scope of the work done by Landlord in originally constructing the Building , nor shall Landlord in any event be required to spend for such work an amount in excess of the amount received by Landlord as compensation for such taking. All amounts awarded upon a taking of any part or all of the Building, Building, or Premises shall belong to Landlord, and Tenant shall not be entitled to any part thereof, provided however, that Tenant shall be entitled to retain any amount separately awarded to it for its trade fixtures or moving expenses if such award to Tenant does not reduce Landlord’s award.

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18.	TRADE FIXTURES: Any and all improvements made to the Premises during the Term hereof shall, unless Landlord requests their removal, belong to the Landlord without compensation, allowance or credit to Tenant, except movable trade fixtures of the Tenant which can be removed without defacing the Premises or any portion of the Building.

19.	DESTRUCTION OF PREMISES:

19.1.	Termination or Repair: If the Premises or any part thereof shall be damaged by fire or other casualty, Tenant shall give prompt written notice thereof to Landlord if Landlord does not otherwise have actual knowledge thereof In case the Building shall be so damaged that substantial alteration or reconstruction of the Building shall be required (whether or not the Premises shall have been damaged by such casualty), as determined by Landlord in its sole opinion; or in the event any mortgagee of Landlord’s interest in the Building should require that the insurance proceeds payable as a result of a casualty be applied to the payment of the mortgage debt; or in the event of any material uninsured loss to the Building, Landlord may, at its option, terminate this Lease by notifying Tenant in writing of such termination within ninety (90) days after the date of such casualty. If Landlord does not elect to terminate this Lease, Landlord shall commence and proceed with reasonable diligence to restore the Building; except that Landlord’s obligation to restore shall not require Landlord to spend for such work an amount in excess of the insurance proceeds actually received by Landlord as a result of the casualty. Notwithstanding anything to the contrary contained in this Paragraph 20, Landlord shall not have any obligation whatsoever to repair, reconstruct, or restore the Premises when the damage resulting from any casualty contained under this Paragraph 20 occurs during the final twelve (12) months of the Lease Term, and Landlord may terminate this Lease.

19.2.	Abatement of Rent: Landlord shall not be liable for any inconvenience or annoyance to Tenant or injury to the business of Tenant resulting in any way from such casualty damage or the repair thereof; except that, subject to the provisions of the next sentence, Landlord shall allow Tenant a fair diminution of Rent during the time and to the extent the Premises are unfit for occupancy. If the Premises or any other portion of the Building be damaged by fire or other casualty resulting from the fault or negligence of Tenant or any of Tenant’s agents, contractors, employees, or invitees, the Rent hereunder shall not be diminished during the repair of such damage, and Tenant shall be liable to Landlord for the cost of the repair and restoration of the Building caused thereby to the extent such cost and expense is not covered by insurance proceeds.

19.3.	Last Year of Term: If any material obligation whatsoever to repair, reconstruct, or restore the Premises when the damage resulting from any casualty contained under this Paragraph 20 occurs during the final twelve (12) months of the Lease Term, and Landlord or Tenant may terminate the Lease upon written notice to within thirty (30) days after the occurrence of the damage or destruction, and Tenant shall not responsible for any further payments of rent thirty-one (31) days following written notice, only if the material obligation belongs to Landlord.

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20.	HAZARDOUS SUBSTANCES:

20.1.	Tenant’s Responsibilities: At its own expense, Tenant will procure, maintain in effect and comply with all conditions of any and all permits, licenses and other governmental and regulatory approvals required for Tenant’s use of the Premises. Tenant will not cause or permit any Hazardous Substance to be brought upon, kept or used in or about the Building by Tenant, its agents, employees, contractors or invitees without the prior written consent of Landlord except for routine office cleaning supplies that may be deemed Hazardous Substances, provided such Hazardous Substances are stored, used and removed in compliance with all Legal Requirements and Environmental Laws. Tenant will cause any and all Hazardous Substances brought upon the Premises by Tenant to be removed from the Premises and transported solely by duly licensed haulers to duly licensed facilities for final disposal of such materials and wastes. Tenant will, in all respects, handle, treat, deal with and manage any and all Hazardous Substances in, on, under or about the Premises in total conformity with all applicable Environmental Laws and prudent industry practices regarding management of such Hazardous Substances. Upon expiration or earlier termination of the Term of the Lease, Tenant will cause all Hazardous Substances placed on, under or about the Premises by Tenant or at Tenant’s direction to be removed and transported for use, storage or disposal in accordance and compliance with all applicable Environmental Laws. Tenant will not take any remedial action in response to the presence of any Hazardous Substances in or about the Premises or the Building, nor enter into any settlement agreement, consent decree or other compromise in respect to any claims relating to any Hazardous Substances in any way connected with the Premises without first notifying Landlord of Tenant’s intention to do so and affording Landlord ample opportunity to appear, intervene or otherwise appropriately assert and protect Landlord’s interests with respect thereto.

20.2.	Indemnification: If the Premises or the Building become contaminated in any manner for which Tenant is legally liable, or if the Premises otherwise become affected by any release or discharge of a Hazardous Substance, Tenant shall immediately notify Landlord of the release or discharge of the Hazardous Substance, and Tenant shall indemnify, defend and hold harmless Landlord from and against any and all claims, damages, fines, judgments, penalties, costs, liabilities or losses (including, without limitation, a decrease in value of the Building or the Premises, damages caused by loss or restriction of rentable or usable space, or any damages caused by adverse impact on marketing of the space, and any and all sums paid for settlement of claims, attorneys’ fees and expenses at all levels, consultant fees and expert fees) arising during or after the Term of this Lease and arising as a result of such contamination, release or discharge. This indemnification includes, without limitation, any and all costs incurred because of any investigation of the site or any cleanup, removal or restoration mandated by federal, state or local agency or political subdivision. This provision of this Paragraph 21.2 shall survive termination of this Lease.

21.	EVENTS OF DEFAULT: If one or more of the following events (each an “Event of Default”) occurs, such occurrence constitutes a breach of this Lease by Tenant:

21.1.	Abandonment/Vacation: Tenant abandons or vacates the Premises or removes furniture, fixtures or personal property, except in the normal course of business. Tenant waives any right to notice Tenant may have under Section 1951.3 of the California Civil Code, the terms of this Paragraph 22.1 being deemed such notice to Tenant as required by said Section 1951.3; or

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21.2.	Rent: Tenant fails to pay any monthly Base Rent or Operating Expenses Rent, if applicable, as and when the same becomes due and payable, and such failure continues for more than five (5) days; or

21.3.	Other Sums: Tenant fails to pay any other sum or charge payable by Tenant hereunder as and when the same becomes due and payable, and such failure continues for more than fifteen (15) days after Landlord gives written notice thereof to Tenant; or

21.4.	Other Provisions: Tenant fails to perform or observe any other non-monetary agreement, covenant, condition or provision of this Lease to be performed or observed by Tenant as and when performance or observance is due (or immediately if the failure involves a hazardous condition), and such failure continues for more than fifteen (15) days after Landlord gives written notice thereof to Tenant, or if the default does not involve a hazardous condition and cannot be reasonably cured within said fifteen (15) day period and Tenant fails promptly to commence with due diligence and dispatch the curing of such default within said fifteen (15) day period or, having so commenced, thereafter fails to prosecute or complete with due diligence and dispatch the curing of such default; or

21.5.	Insolvency: Tenant or Guarantor, if any, (a) files or consents by answer or otherwise to the filing against it of a petition for relief or reorganization or arrangement or any other petition in bankruptcy or liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction; (b) makes an assignment for the benefit of its creditors; (c) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers of itself or of any substantial part of its property; or (d) takes action for the purpose of any of the foregoing; and in the case of Guarantor a replacement for Guarantor acceptable to Landlord is not provided within thirty (30) days after the filing or occurrence of any matters in Paragraphs 22.1, 21.2, 21.3, and 21.4 above; or

21.6.	Receiver: A court or governmental authority of competent jurisdiction, without consent by Tenant or Guarantor, as applicable, enters an order appointing a custodian, receiver, trustee or other officer with similar powers with respect to Tenant or Guarantor, if any, or with respect to any substantial power of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding up or liquidation of Tenant, or if any such petition is filed against Tenant or Guarantor and such receivership or petition is not dismissed within sixty (60) days; or

21.7.	Attachments: This Lease or any estate of Tenant hereunder is levied upon under any attachment or execution and such attachment or execution is not vacated within sixty (60) days; or

21.8.	Assignment/Sublease: Tenant assigns this Lease or subleases all or any portion of the Premises without Landlord’s prior written consent in violation of Paragraph 9 above.

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22.	REMEDIES UPON DEFAULT:

22.1.	Termination: If an Event of Default occurs, Landlord shall have the right, with notice or demand, immediately (after expiration of the applicable grace periods specified herein) to terminate this Lease, and at any time thereafter recover possession of the Leased Premises or any part thereof and expel and remove therefrom Tenant and any other person occupying the same, by any lawful means, and again repossess and enjoy the Leased Premises without prejudice to any of the remedies that Landlord may have under this Lease, or at law or equity by reason of Tenant’s default or of such termination.

22.2.	Continuation After Default: Even though Tenant has breached this Lease and/or abandoned the Leased Premises, this Lease shall continue in effect for so long as Landlord does not terminate Tenant’s right to possession under Paragraph 23.1 hereof, and Landlord may enforce all of its rights and remedies under this Lease, including (but without limitation) the right to recover Rent as it becomes due. Landlord has the remedy described in Section 1951.4 of the California Civil Code (Landlord may continue the Lease in effect after Tenant’s breach and abandonment and recover rent as it becomes due, if Tenant has the right to sublet or assign, subject only to reasonable limitations). Acts of maintenance, preservation or efforts to lease the Premises or the appointment of receiver upon application of Landlord to protect Landlord’s interest under this Lease shall not constitute an election to terminate Tenant’s right to possession.

22.3.	Damages Upon Termination: Should Landlord terminate this Lease pursuant to the provisions of Paragraph 23.1 hereof, Landlord shall have all the rights and remedies of a landlord provided by Section 1951.2 of the California Civil Code. Upon such termination, in addition to any other rights and remedies to which Landlord may be entitled under applicable law, Landlord shall be entitled to recover from Tenant after reasonably attempting to mitigate all losses: (i) the worth at the time of award of the unpaid Rent and other amounts which had been earned at the time of termination; (ii) the worth at the time of award of the amount by which the unpaid Rent which would have been earned after termination until the time of award exceeds the amount_ of such Rent loss that the Tenant proves could have been reasonably avoided; (iii) the worth at the time of award of the amount by which the unpaid Rent for the balance of the Term after the time of award exceeds the amount of such Rent loss that the Tenant proves could be reasonably avoided; and (iv) any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which, in the ordinary course of things, would be likely to result therefrom, including, without limitation unamortized brokerae commissions, if any, brokerage commissions for a new lease, and unamortized amount of any tenant improvement allowance. The “worth at the time of award” of the amounts referred to in (i) and (ii) shall be computed with interest at twelve percent (12%) per annum or the highest lawful rate, whichever is lower. The “worth at the time of award” of the amount referred to in (iii) shall be computed by discounting such amount at the “discount rate” of the Federal Reserve Bank of San Francisco in effect as of time of award plus one percent (1%) and, where rental value is a material issue, shall be based upon competent appraisal evidence.

22.4.	Computation of Rent For Purposes of Default: For purposes of computing unpaid Rent that would have accrued and become payable under this Lease pursuant to the provisions of Paragraph 23.3 hereof, unpaid Rent shall consist of the sum of:

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(a)	the total Base Rent for the balance of the Term, plus

(b)	a computation of the Operating Expense Rent for the balance of the Term as reasonably determined by Landlord in accordance with any applicable law.

22.5.	Remedies Cumulative. All rights, privileges and elections or remedies of the parties are cumulative and not alternative to the extent permitted by law and except as otherwise provided herein.

23.	SECURITY DEPOSIT: The Security Deposit set forth in Paragraph 1, if any, shall secure the performance of the Tenant’s obligations hereunder and for the payment of any damages incurred by Landlord as a result of an Event of Default or breach hereunder (including, without limitation, amounts that Landlord may be entitled to recover pursuant to the provisions of Sections 1951.2 or 1951.4 of the California Civil Code). Landlord may, but shall not be obligated to, apply all or portions of the Security Deposit on account of Tenant’s obligations hereunder. In the event that Landlord applies all or a portion of the Security Deposit to Tenant’s obligations hereunder, Tenant shall be obligated, within ten (10) days after receipt of notice from Landlord, to deposit cash with Landlord in an amount sufficient to restore the Security Deposit to the full amount stated in Paragraph 1 above. Failure to deposit such cash shall be a default under the Terms of this Lease. Provided Tenant is not in default, any balance remaining upon termination shall be returned to Tenant. Tenant shall not have the right to apply the Security Deposit in payment of the last month’s Rent. No interest shall be paid by Landlord on the Security Deposit. In the event of a sale of the Building, Landlord shall have the right to transfer the Security Deposit to the purchaser, upon such transfer Landlord shall have no further liability with respect thereto, and Tenant agrees to look solely to such purchaser for the return of the Security Deposit. Landlord shall not be required to keep the Security Deposit in a segregated account, and the Security Deposit may be commingled with other funds of Landlord. Tenant hereby waives any rights which it may now or hereafter have under Section 1950.7 of the California Civil Code.

24.	LIEN FOR RENT: Tenant hereby grants to Landlord a lien and security interest on all furnishings, equipment, fixtures, inventory, accounts receivable, and other personal property of any kind of Tenant now or hereafter placed in or upon the Premises, and such property shall be and remain subject to such lien and security interest of Landlord for payment of all Rent and other sums agreed to be paid by Tenant herein. The provisions of this Paragraph 25 relating to such lien and security interest shall constitute a security agreement under and subject to the laws of the State in which the Building is located so that Landlord shall have and may enforce a security interest on all property of Tenant now or hereafter placed in or on the Premises, in addition to and cumulative of the Landlord’s liens and rights provided by law or by the other Terms and provisions of this Lease. Notwithstanding anything contained herein to the contrary, Landlord’s lien rights granted hereunder shall automatically be subordinate to the rights of any equipment or personal property lessor with respect to the equipment or personal property leased by it to Tenant. Notwithstanding, any provision to the contrary in this Lease, any lien for rent or other charges due under this Lease (collectively “Rent Liens”) shall be and hereby are expressly made subordinate and inferior to any lien or any other security interest (collectively “Credit Liens”) where such Credit Liens are now existing or hereafter created by any lender of credit (collectively, “Credit Lenders”) who has provided financing to Tenant. Tenant agrees to execute as debtor such financing statement or statements and other documents as Landlord may now or hereafter request. Landlord may at its election at any time file a copy of this Lease as a financing statement. Notwithstanding the above, Landlord shall neither sell nor withhold from Tenant, Tenant’s business records and Landlord’s lien rights shall not apply with respect to any property that is leased to Tenant.

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25.	LIMITATION ON LANDLORD’S PERSONAL LIABILITY: Tenant specifically agrees to look solely to Landlord’s interest in the Building for the recovery of any judgment from Landlord, it being agreed that Landlord (and any officers, shareholders, partners, members, managers, directors, employees, affiliates, subsidiaries or parents of Landlord) shall never be personally liable for any such judgment. Landlord shall have the right to transfer and assign, in whole or in part, all its rights and obligations hereunder and in the Building and/or Premises referred to herein, and in such event and upon such transfer, Landlord shall be released from any further obligations hereunder, and Tenant agrees to look solely to such successor in interest of Landlord for the performance of such obligations. In no event shall Landlord be liable for any special, incidental, consequential, loss of profits or punitive damages in connection with any breach or alleged breach of Landlord’s obligations under this Lease.

26.	ATTORNEYS’ FEES: In the event there is any legal action or proceeding between Landlord and Tenant to enforce any provision of this Lease or to protect or establish any right or remedy of either Landlord or Tenant hereunder, the unsuccessful party to such action or proceeding will pay to the prevailing party all costs and expenses, including reasonable attorneys’ fees at all tribunal levels (including allocated costs of Landlord’s in-house attorney), incurred by such prevailing party in such action or proceeding and in any appearance in connection therewith, and if such prevailing party recovers a judgment in any such action, proceeding or appeal, such costs, expenses and attorneys’ fees will be determined by the court handling the proceeding and will be included in and as a part of such judgment.

27.	WAIYER: No failure of Landlord to enforce any term hereof shall be deemed to be a waiver. The failure of Landlord to insist at any time upon the strict performance of any covenant or agreement contained herein or to exercise any option, right, power, or remedy contained in this Lease shall not be construed as a waiver or a relinquishment thereof for the future. No payment by Tenant or receipt by Landlord of a lesser amount than the applicable Rent payment due under this Lease shall be deemed to be other than on account of the earliest Rent due hereunder, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as Rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Rent or pursue any other remedy in this Lease provided.

28.	SEVERABILITY: If any clause or provision of this Lease is illegal, invalid or unenforceable under present or future laws effective during the Term hereof, then it is the intention of the parties hereto that the remainder of this Lease shall not be affected thereby, and it is also the intention of both parties that in lieu of each clause or provision that is illegal, invalid or unenforceable, there shall be added as a part of this Lease, a clause or provision as similar in terms to such illegal, invalid or unenforceable clause or provision as may be possible and be legal, valid and enforceable. The inadvertent failure to attach any exhibit (or schedule or addendum) described in this Lease to the fully executed version hereof shall not render this Lease invalid, incomplete, or ineffective in any way. Upon notice from one party to the other, Landlord and Tenant shall cooperate in good faith to provide any missing information regarding such missing exhibit, and shall both append the missing exhibit to their respective fully executed original of the Lease.

29.	NOTICES: Unless otherwise set forth in this Lease, any notice, demand, or request to be given under this Lease (i) may be given by either party or its attorney or agent, (ii) shall be in writing, and (iii) shall be deemed to have been properly given (a) on the date delivered personally (including by courier), (b) one (1) business day following deposit with a nationally recognized overnight delivery service, (c) three (3) business days following deposit with the United States Postal Service (designated certified mail, return receipt requested, bearing adequate postage and addressed as designated in Paragraph 1 of the Lease), or (d) upon refusal of delivery by the recipient. Landlord’s address for notices may be changed by ten (10) days prior written notice from time to time. The foregoing notice provisions shall in no way prohibit notices from being given as provided by statute or in the rules or civil procedure of the state in which the Building is located, as the same may be amended from time to time (including by posting notice on the door of the Premises) and any notice so given shall constitute notice herein.

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30.	HOLDING OVER: Any holding over after the expiration or termination of this Lease shall be construed as a tenancy at sufferance at a rental of one hundred fifty percent (150%) of the Base Rent and Operating Expense Rent for the month of the Lease Term preceding the month in which the expiration or termination occurred. In the event Tenant shall be or become a holdover tenant, Tenant shall also indemnify Landlord against all claims for damages against Landlord as a result of Tenant’s possession of the Premises, including, without limitation, claims for damages by any tenant to whom Landlord may have leased the Premises, or any portion thereof, for a Term commencing after the expiration or termination of this Lease.

31.	TIME: Time is of the essence with respect to the obligations of any party under this Lease.

32.	HEIRS, ASSIGNS, SUCCESSORS: This Lease is binding upon and inures to the benefit of the assigns and successors in interest of Landlord and is binding upon and inures to the benefit of Tenant and Tenant’s successors and, to the extent assignment may be approved by Landlord hereunder, Tenant’s assigns.

33.	SUBORDINATION: This Lease is and shall always be subject and subordinate to the lien of any mortgages or ground leases which are now or shall at any future time be placed upon the Building, the Premises or Landlord’s rights hereunder, and to any renewals, extensions, modifications or consolidations of any such mortgage or ground lease. This clause shall be self-operative and no further instrument of subordination need be required by any mortgagee or ground lessee. In confirmation of such subordination, however, Tenant, at Landlord’s request, shall execute promptly any appropriate certificate or instrument that Landlord may reasonably request.

34.	ESTOPPEL CERTIFICATE: Tenant shall at any time upon not less than five (5) days prior written notice from Landlord execute, acknowledge and deliver to Landlord a statement in writing on the form provided by Landlord: (i) certifying that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this Lease, as so modified, is in full force and effect), the amount of any security deposit, and the date to which the Rent and other charges are paid in advance, if any; and (ii) acknowledging that there are not, to Tenant’s knowledge, any uncured defaults on the part of Landlord hereunder, or specifying such defaults if any are claimed. Any such statement may be conclusively relied upon by a prospective purchaser or encumbrancer to the Premises. At Landlord’s option, Tenant’s failure to deliver such statement within such time shall be an Event of Default under this Lease or shall be conclusive upon Tenant: (i) that this Lease is in full force and effect, without modification, except as may be represented by Landlord; (ii) that there are no uncured defaults in Landlord’s performance; and (iii) that not more than one month’s Rent has been paid in advance or such failure may be considered by Landlord as a default by Tenant under this Lease.

35.	FINANCIAL STATEMENTS. Tenant shall furnish Landlord, within ten (10) business days after Landlord’s request therefor, its most recent financial statement of Tenant. Unless: (i) Landlord has reason to believe there has been a material reduction in the financial worth of any of such parties; or (ii) requested by any current or proposed lender, investor or purchaser of Landlord or the Building, such financial statement(s) shall not be required to be furnished more than twice each calendar year. If Tenant is a publicly traded company and Tenant’s financial information is publicly available, Tenant shall not be obligated to deliver financial statement(s).

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36.	REPRESENTATIONS; AUTHORITY:

36.1.	Tenant. Tenant represents and warrants that: (i) there are no proceedings pending or, to the knowledge of Tenant, threatened before any court or administrative agency that would materially adversely affect the ability of Tenant to enter into this Lease or the validity or enforceability of this Lease; (ii) there is no provision of any existing mortgage, indenture, contract or agreement binding on Tenant which would conflict with or in any way prevent the execution, delivery or performance of the terms of this Lease; (iii) if Tenant is a corporation, limited liability company, partnership or other legal entity, the person executing this Lease on behalf of Tenant represent and warrant that this Lease has been authorized and approved by the appropriate officers, members, managers, partners, beneficiaries, shareholders or other beneficial owner(s) of Tenant as may be required by law; (iv) Tenant is in good standing, qualified to do business in the state in which the Building is located; (v) Tenant has full right, power and lawful authority to execute, deliver and perform its obligations under this Lease, in the manner and upon the terms contained herein, and to grant the estate herein demised, with no other person needing to join in the execution hereof in order for this Lease to be binding on Tenant; and (vi) the financial information provided by Tenant to Landlord materially and accurately depicts the financial condition of Tenant as of the Effective Date of this Lease.

36.2.	Landlord. Landlord represents and warrants to Tenant that Landlord has full right, power and lawful authority to execute, deliver and perform its obligations under this Lease, in the manner and upon the terms contained herein, and to grant the estate herein demised.

37.	JOINT AND SEVERAL LIABILITY: In the event that more than one person or entity executes the Lease as Tenant, all such persons and entities shall be jointly and severally liable for all of Tenant’s obligations hereunder.

38.	FORCE MAJEURE: Both Landlord and Tenant shall be excused for the period of any delay in the performance of any obligations hereunder when prevented from doing so by cause or causes beyond the other party’s absolute control which shall include, without limitation, all labor disputes, civil commotion, civil disorder, riot, civil disturbance, war, war-like operations, invasion, rebellion, hostilities, military or usurped power, sabotage, governmental regulations, orders, moratoriums or controls, fire or other casualty, inability to obtain any material, services or financing or Acts of God. Tenant shall be excused up to a maximum of 50% rent during the duration of the Force Majure. By way of example, Tenant shall pay a minimum of 50% rent in such an event.

39.	RECORDING: Tenant shall not record this Lease, or any memorandum or short form thereof, without the written consent and joinder of Landlord, which may be given or withheld in Landlord’s sole discretion.

40.	BROKERS. Landlord and Tenant each represent and warrant one to the other that except as otherwise set forth in Paragraph 1, neither of them has employed any broker in connection with the negotiations of the Terms of this Lease or the execution thereof. Landlord and Tenant hereby agree to indemnify and to hold harmless each other against any loss, expense or liability with respect to any claims for commissions, finder’s fees or brokerage fees arising from or out of any breach of the foregoing representation and warranty. Landlord shall be responsible for paying any commission due Tenant’s Broker in connection with this transaction pursuant to a separate written agreement between them.

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41.	ENTIRE AGREEMENT: The foregoing, together with all Exhibits and Schedules attached hereto, constitutes the entire agreement between the parties and may be modified only by a writing signed by both parties.

42.	GOVERNING LAW: This Lease shall be construed in accordance with the laws of the State of California. Exclusive venue in any legal proceeding related to or arising out of this Lease shall be in the county and state where the Premises are located, and Tenant submits to personal jurisdiction and venue in such forum.

43.	EFFECT OF DELIVERY OF THIS LEASE: LANDLORD HAS DELIVERED A COPY OF THIS LEASE TO TENANT FOR TENANT’S REVIEW ONLY, AND THE DELIVERY HEREOF DOES NOT CONSTITUTE AN OFFER TO TENANT OR OPTION TO LEASE. THIS LEASE SHALL NOT BE EFFECTIVE UNTIL A FULLY EXECUTED COPY OF THIS LEASE HAS BEEN DELIVERED TO BOTH LANDLORD AND TENANT.

44.	WAIVER OF THE RIGHT TO TRIAL BY JURY: TO THE FULLEST EXTENT PERMITTED BY LAW, WHETHER NOW OR HEREINAFTER ENACTED, LANDLORD AND TENANT HEREBY KNOWINGLY AND INTENTIONALLY WAIVE THE RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING THAT LANDLORD OR TENANT MAY HEREINAFTER INSTITUTE AGAINST EACH OTHER WITH RESPECT TO ANY MATTER ARISING OUT OF OR RELATED TO THIS LEASE OR THE LEASED PREMISES WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE

45.	BANKRUPTCY: Landlord and Tenant understand that, notwithstanding certain provisions to the contrary contained herein, a trustee” or debtor in possession under the Bankruptcy Code may have certain rights to assume or assign this Lease. Landlord and Tenant further understand that, in any event, Landlord is entitled under the Bankruptcy Code to adequate assurances of future performance of the provisions of this Lease. The parties agree that, with respect to any such assumption or assignment, the term “adequate assurance” shall include at least the following for all bankruptcy matters:

(a)	In order to assure Landlord that the proposed assignees will have the resources with which to pay all Base Rent, Operating Expense Rent or other sum payable by Tenant pursuant to the provisions of this Lease, any proposed assignee must have, as demonstrated to Landlord’s satisfaction, a net worth (as defined in accordance with generally accepted accounting principles consistently applied) of not less than the net worth of Tenant or any guarantor (whichever is greater) on the date this Lease became effective, increased by seven percent (7%), compounded annually, for each year from the Commencement Date through the date of the proposed assignment. It is understood and agreed that the financial condition and resources of Tenant were a material inducement to Landlord in entering into this Lease.

(b)	Any proposed assignee must have been engaged in the conduct of business for the 5 years prior to any such proposed assignment, which business does not violate the Permitted Use, and such proposed assignee shall continue to engage in the Permitted Use and will not cause Landlord to be in violation or breach of any provision in any other lease, financing agreement, operating agreement or other agreement relating to the Building. It is understood and agreed that Landlord’s asset will be substantially impaired if the trustee in bankruptcy or any assignee of this Lease makes any use of the Premises other than the Permitted Use.

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(c)	Any proposed assignee of this Lease must assume and agree to be personally bound by the provisions of this Lease.

46.	SURVIVAL: Anything contained in this Lease to the contrary notwithstanding, the expiration or termination of the Term of the Lease, whether by lapse of time or otherwise, shall not relieve Tenant from Tenant’s obligations accruing prior to the expiration or termination of the Term, all of which shall survive the same, whether or not same is expressly stated in the particular paragraph of this Lease, including, without limitation, Tenant’s obligations with respect to: (i) the payment of Rent, (ii) any provisions of this Lease with respect to indemnities of Landlord made by Tenant; and (iii) the removal of all property of Tenant required to be removed hereunder and the repair of all damage to the Premises caused by such removal at the expiration or termination of this Lease to the extent required hereunder.

47.	TELECOM: Tenant understands and agrees that Landlord, in its reasonable discretion, expressly reserves the right to grant or deny access (to the Building or any portion thereof, including without limitation, any tenant’s premises) to any telecommunications service provider whatsoever, and that Tenant shall not have the right to demand or require Landlord to grant such access to any such telecommunications service provider. Further, Tenant expressly understands and agrees that notwithstanding anything to the contrary contained herein, Tenant shall not have the right to use the risers, raceways, conduits, or mechanical rooms in the Building for telecom purposes without Landlord’s express written consent, which consent Landlord may withhold or condition in its reasonable discretion.

48.	CONFIDENTIALITY: Tenant agrees, on behalf of Tenant and Tenant’s employees, agents, contractors, consultants, partners, affiliates, assignees and subtenants, not to disclose the terms of this Lease or the results of any audit of Landlord’s books and records under this Lease to any third party except (i) legal counsel to Tenant, (ii) any assignee of Tenant’s interest in this Lease or any subtenant of Tenant relative to the Premises (or any portion thereof), (iii) as required by applicable law or by subpoena or other similar legal process, or (iv) for financial reporting purposes.

49.	DAYS: Unless otherwise specifically indicated to the contrary, the word “‘days” as used in this Lease shall mean and refer to calendar days.

50.	OFAC REPRESENTATION: For purposes hereof, “List” shall mean the Specially Designated Nationals and Blocked Persons List maintained by OFAC and/or on any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation, and “OFAC” shall mean the Office of Foreign Assets Control, Department of the Treasury. Each party represents and warrants to the other that (i) each Person owning a ten percent (10%) or greater interest in such party is (A) not currently identified on the List, and (B) is not a person with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or Executive Order of the President of the United States and (ii) each party has implemented procedures, and will consistently apply those procedures, to ensure the foregoing representations and warranties remain true and correct at all times. Each party shall comply with all requirements of law relating to money laundering, anti-terrorism, trade embargos and economic sanctions, now or hereafter in effect and shall use reasonable efforts to notify the other in writing if any of the forgoing representations, warranties or covenants are no longer true or have been breached or if such party has a reasonable basis to believe that they may no longer be true or have been breached. In addition, at the request of a party, the other party shall provide such information as may be requested by the requesting to determine the other party’s compliance with the terms hereof.

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51.	TENANT REQUESTS: Landlord shall accept or reject any request by Tenant to sign any agreement that is ancillary to this Lease in Landlord’s sole and absolute discretion (including without limitation, an agreement to subordinate a lien held by Landlord in favor of a third-party lender, an agreement relating to an assignee or subtenant of Tenant, or an estoppel letter request by Tenant). Tenant shall promptly reimburse Landlord, as Additional Rent, for any costs incurred by Landlord in connection with the negotiation, preparation, review, or execution any such agreement, including without limitation, Landlord’s attorneys’ fees or the allocated costs of Landlord’s in-house counsel.

52.	ACCESSIBILITY DISCLOSURE: The Premises have not undergone an inspection by a Certified Access Specialist (CASp). [Note: A Certified Access Specialist (CASp) can inspect the Premises and determine whether the Premises comply with all of the applicable constructionrelated accessibility standards under state law. Although state law does not require a CASp inspection of the Premises, Landlord may not prohibit Tenant from obtaining a CASp inspection of the Premises for the occupancy or potential occupancy of the Tenant, if requested by the Tenant. If Tenant makes such request, Landlord and Tenant shall mutually agree on the arrangement for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct any violations of construction-related accessibility standards within the Premises.] In furtherance of the foregoing, Landlord and Tenant hereby agree as follows: (i) any CASp inspection requested by Tenant shall be conducted at Tenant’s sole cost and expense by a CASp mutually agreed upon by Landlord and Tenant in writing; and (ii) any violations of construction-related accessibility standards revealed by such CASp inspection with respect to the Premises shall be made by Tenant, at Tenant’s sole cost and expense.

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IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the day and year first above written.

LANDLORD:

NEW LION ENTERPRISES LLC,

a California limited liability company

By:	/s/ Armand Newman
	Name:	Armand Newman
	Its:	Manager 10/16/2024

TENANT:

AXIL BRANDS, INC.,

a Delaware corporation

By:	/s/ Jeff Toghraie
	Name:	Jeff Toghraie
	Its:	Chief Executive Officer 10/16/2024

9150 Wilshire Boulevard

S-1

SCHEDULE 1

LEGAL DESCRIPTION OF BUILDING

THE LAND REFERRED TO HEREIN BELOW IS SITUATED IN THE COUNTY OF LOS ANGELES, STATE OF CALIFORNIA, AND IS DESCRIBED AS FOLLOWS:

LOTS 958, 959, 960, 961 AND 962 OF TRACT 6380, IN THE CITY OF BEVERLY HILLS, COUNTY OF LOS ANGELES, STATE OF CALIFORNIA, AS PER MAP RECORDED IN BOOK 69, PAGES 11 THROUGH 20, INCLUSIVE OF MAPS, IN THE OFFICE OF THE COUNTY RECORDER OF SAID COUNTY.

COMMONLY KNOWN AS:

9150 WILSHIRE BOULEVARD, BEVERLY HILLS, CALIFORNIA

APN: 4331-018-001, 4331-018-003, 4331-018-002, 4331-018-004

SCHEDULE 1	9150 Wilshire Boulevard

SCHEDULE 2

FLOOR PLAN OF PREMISES

SCHEDULE 2

PREPARED FOR:	LEASE PLAN	9150 WILSHIRE BLVD BEVERLY HILLS, CA SECOND FLOOR (As Measured: November 2015) (Last Updated: December 2020)

SCHEDULE 3

WORK LETTER

Landlord, at Landlord’s cost, shall re-paint the entire premises and replace the carpet to a LVT flooring, which shall be limited to Landlord’s selection of flooring.

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SCHEDULE 3	9150 Wilshire Boulevard

SCHEDULE 4

INTENTIONALLY LEFT BLANK

SCHEDULE 4	9150 Wilshire Boulevard

SCHEDULE 5

RULES AND REGULATIONS

1.	The rights of each tenant in entrances, corridors, parking ramps and areas, elevators and other public areas servicing the Building are limited to ingress to and egress from such tenant’s premises for the tenant and its employees, licensees and invitees, and no tenant shall use, or permit the use of, the entrances, corridors or elevators for any other purpose. No tenant shall invite to the tenant’s premises, or permit the visit of, persons in such numbers or under such conditions as to interfere with the use and enjoyment of any of the entrances, corridors, elevators and other facilities of the Building by any other tenant. Fire exits and stairways are for emergency use only, and they shall not be used for any other purpose by any tenant or its employees, licensees or invitees. No tenant shall encumber or obstruct, or permit the encumbrance or obstruction of, any of the sidewalks, entrances, corridors, doorways, elevators, fire exits or stairways of the Building. Landlord reserves the right to control and operate the public portions of the Building and the public facilities, as well as facilities furnished for the common use of the tenants, in such manner as it in its reasonable judgment deems best for the benefit of the tenants generally. No tenant and no invitee or employee of any tenant shall be allowed on the roof of the Building.

2.	Landlord may refuse admission to the Building during the days and hours specified in Rule 30 to any person not known to the watchman in charge or not having a pass issued by Landlord and/or the tenant whose premises are to be entered or not otherwise properly identified, and Landlord may require all persons admitted to or leaving the Building outside of Building Hours on Business Days to provide appropriate identification and to register. Tenant shall be responsible for all persons to whom it issues any such pass and shall be liable to Landlord for all acts or omissions of such persons. Any person whose presence in the Building at any time shall, in the judgment of Landlord or its representatives, be prejudicial to the safety, character or reputation of the Building or its tenants may be denied access to the Building or may be ejected therefrom. During any invasion, riot, public excitement or other commotion, Landlord may prevent all access to the Building for the safety of the tenants and protection of property in the Building.

3.	Tenants shall obtain ice, drinking water, food, beverage, linen, barbering, shoe-polishing, floor-polishing, cleaning, janitorial, plant-care or other similar services only from vendors who have registered with the Building office and who have been reasonably approved by Landlord for provision of such services in the Building.

4.	No awnings, projections or other items shall be attached to the outside walls of the Building. No curtains, blinds, shades or screens which are different from the standards adopted by Landlord for the Building shall be attached to or hung in, or used in connection with, any exterior window or door of the premises of any tenant without the prior written consent of Landlord. Such curtains, blinds, shades or screens must be of a quality, type, design and color, and attached in the manner approved by Landlord.

5.	No lettering, sign, advertisement, notice or object shall be displayed in or on the exterior windows or doors, or on the outside of any tenant’s premises, or at any point inside any tenant’s premises where the same might be visible outside of such premises, without the prior written consent of Landlord, which consent may be withheld in the sole and absolute discretion of Landlord. Interior signs, elevator cab designations and lettering on doors or the Building directory shall, if and when approved by Landlord, be inscribed, painted or affixed for each tenant by Landlord at the expense of such tenant, and shall be of size, color and style acceptable to Landlord.

SCHEDULE 5	9150 Wilshire Boulevard

6.	The skylights, windows and doors that reflect or admit light and air into the halls, passageways or other public places in the Building shall not be covered or obstructed by any tenant.

7.	No showcases or other articles shall be put in front of or affixed to any part of the exterior of the Building, nor placed in the halls, corridors or vestibules except as may be licensed by Landlord.

8.	No bicycles, vehicles or animals of any kind shall be brought into or kept in or about the premises of any tenant of the Building.

9.	Tenants and their contractors, employees, agents, visitors and licensees shall not at any time bring into the Building or keep upon the premises of any tenant any foul or noxious gas or substance or any inflammable, combustible, explosive or otherwise hazardous fluid, chemical or substance. No acids, vapors or other materials which may cause damage shall be discharged or permitted to be discharged into the waste lines, vents or flues of the Building.

10.	Subject to Tenant’s obligations to protect patient privacy or otherwise as agreed between Landlord and Tenant, no locks or bolts of any kind which are not operable by the grand master key for the Building shall be placed upon any of the doors by any tenant, nor shall any changes be made in locks or the mechanism thereof which would make such locks inoperable by the grand master key. Additional keys for a tenant’s premises and toilet rooms shall be procured only from Landlord, who may impose a reasonable charge therefor. Each tenant shall, upon the termination of its tenancy, turn over to Landlord all keys of stores, offices and toilet rooms, either furnished to or otherwise procured by such tenant, and in the event of the loss of any key furnished by Landlord, such tenant shall pay to Landlord the replacement cost thereof.

11.	All removals, or the carrying in or out of any safe, freight, furniture, crate or comparable object or matter of any description, must take place during such hours, in such elevators and in such manner as Landlord or its agent may determine from time to time. Persons employed to move safes and other heavy objects must be acceptable to Landlord. Before moving large quantities of furniture and equipment into or out of the Building, tenants shall notify Landlord and shall comply with Landlord’s requirements concerning the time and manner in which the work may be performed. All labor and engineering costs incurred by Landlord in connection with any moving, including a reasonable charge for overhead and profit, shall be paid by tenant to Landlord, on demand.

12.	Landlord reserves the right to inspect all objects and matter to be brought into the Building and to exclude from the Building any object or matter which violates any of these Rules and Regulations or the lease of which this Schedule 5 is a part. Landlord may require any person leaving the Building with any package or other object or matter to submit a pass issued by the tenant from whose premises the item is being removed, listing the item. This rule shall not be deemed to impose any responsibility or liability on Landlord for the protection of any tenant against the removal of property from the premises of such tenant.

13.	No tenant shall occupy or permit any portion of its premises to be occupied as an office for a public stenographer or public typist, or for the storage, manufacture, or sale of food, liquor, drugs or tobacco in any form, or for lodging or as a barber, beauty or manicure shop, or as a school or classroom, unless such use has been specifically approved by Landlord. No tenant shall use or permit its premises or any part thereof to be used for manufacturing, storage or the sale at retail or auction of merchandise, goods or property of any kind. These prohibitions supplement the prohibited uses specified in the lease of which this Schedule 5 is a part.

SCHEDULE 5	9150 Wilshire Boulevard

14.	Landlord shall have the right to prohibit any advertising or identifying sign by any tenant which, in Landlord’s sole and absolute judgment, tends to impair the reputation of the Building or its desirability as a building for others, and upon written notice from Landlord, such tenant shall refrain from and discontinue such advertising or identifying sign.

15.	Landlord shall have the right to prescribe the weight, size and position of safes and other objects of excessive weight, and no safe or other object whose weight exceeds the lawful load for the area upon which it would stand shall be brought into or kept upon any tenant’s premises. If, in the judgment of Landlord, it is necessary to distribute the concentrated weight of any heavy object, the work involved in such distribution shall be done at the expense of the tenant and in such manner as Landlord shall determine.

16.	No machinery or mechanical equipment other than ordinary portable business machines may be installed or operated in any tenant’s premises without Landlord’s prior written consent, which consent shall not be unreasonably withheld or delayed, and in no event shall any machine or mechanical equipment be so placed or operated as to disturb other tenants. Machines and mechanical equipment that Landlord permits a tenant to install and use shall be so equipped, installed and maintained by the tenant as to prevent any noise, vibration or electrical or other interference from being transmitted from the tenant’s premises to any other area of the Building.

17.	Landlord, its contractors, and their respective employees shall have the right to use, without charge therefor, all light, power and water in the premises of any tenant while cleaning or making permitted repairs or alterations in the premises of such tenant.

18.	Those maintenance requirements of tenants which are the responsibility of Landlord will be attended to only upon application at the office of the Building. Tenant shall have no right to request employees of Landlord to perform any work or do anything outside of their regular duties.

19.	Canvassing, soliciting and peddling in the Building are prohibited and each tenant shall cooperate to prevent the same.

20.	Nothing shall be done or permitted in any tenant’s premises, and nothing shall be brought into or kept in any tenant’s premises, which would impair or interfere with any of the Building’s services or the proper and economic heating, ventilating, air conditioning, cleaning or other servicing of the Building or the premises, or the use or enjoyment by any other tenant of any other premises, nor shall there be installed by any tenant any ventilating, air conditioning, electrical or other equipment of any kind which, in the reasonable judgment of Landlord, might cause any such impairment or interference.

21.	The sinks and toilets and other plumbing fixtures in or serving any tenant’s premises shall not be used for any purpose other than the purposes for which they were designed or constructed, and no sweepings, rubbish, rags, acids or other foreign substances shall be deposited therein. All garbage receptacles used in the premises of any tenant shall be emptied, cared for and cleaned by and at the expense of the tenant.

22.	All entrance doors in a tenant’s premises shall be left locked by the tenant when the tenant’s premises are not in use. Entrance doors shall not be left open at any time. Each tenant, before closing and leaving its premises at any time, shall turn out all lights and entirely shut off all water faucets.

SCHEDULE 5	9150 Wilshire Boulevard

23.	Hand trucks shall not be used in the Building unless they are equipped with rubber tires and side guards.

24.	Tenants shall cooperate with Landlord in obtaining maximum efficiency of the Building air conditioning system by lowering and partially closing window blinds when the sun’s rays fall directly on windows of the premises. Tenant shall not obstruct, alter or in any way impair the efficient operation of the Building heating, ventilating and air-conditioning systems and shall not place furniture, equipment or other objects where they would interfere with air flow. Tenant shall not tamper with or change the setting of any thermostat or temperature control valve.

25.	Landlord will have the sole authority to direct electricians as to where and how telephone and telegraph wires are to be introduced. No boring or cutting for wires or stringing of wires will be allowed without the prior written consent of Landlord. The location of telephones, call boxes and other office equipment affixed to the premises shall be subject to the approval of Landlord.

26.	Linoleum, tile, carpet and other floor coverings shall be affixed to the floor of the premises only in a manner previously approved in writing by Landlord.

27.	No person shall be allowed to transport or carry beverages, food, food containers, etc. on any passenger elevators. The transportation of such items shall be via the freight elevator in such manner as prescribed by Landlord.

28.	The bulletin board or directory of the Building shall be provided exclusively for the display of the name and location of tenants only and Landlord reserves the right to exclude all other names therefrom and to limit the number of listings thereon.

29.	Tenant shall not overload the floor of the premises or mark, drive nails, screw or drill into the partitions, woodwork or plaster or in any way deface the premises or any part thereof.

30.	Landlord reserves the right to close and keep locked all entrance and exit doors and otherwise regulate access of all persons to the halls, corridors, elevators and stairways in the Building on Sundays and legal holidays and on other days between the hours of 7:00 P.M. and 7:00 A.M., and at such other times as Landlord may deem advisable for the adequate protection and safety of the Building, its tenants and property in the Building.

31.	Landlord reserves the right to rescind, alter or waive any rule or regulation with respect to any one or more tenants at any time when, in its reasonable judgment, it deems it necessary, desirable or proper for its best interest or for the best interests of the tenants generally, and no alteration or waiver of any rule or regulation in favor of one or more tenants shall operate as an alteration or waiver in favor of any other tenant not specifically included in such alteration or waiver.

SCHEDULE 5	9150 Wilshire Boulevard

SCHEDULE 6

TENANT ACCEPTANCE LETTER

This declaration is hereby attached to and made part of the Lease, dated October ____, 2024, entered into by and between New Lion Enterprises LLC, as “Landlord” and AXIL BRANDS, INC., as “Tenant.” Tenant, hereby confirms as of                         , 2024, the following:

1.       Tenant has accepted possession of the Premises on                         , 2024 and is currently able to occupy the same.

2.       The Commencement Date as defined in the Lease is                         , 2024.

3.       The Rent Commencement Date as defined in the Lease is                         , 2024.

4.       The Expiration Date of the Lease is                         , 2031.

5.       As of the date hereof, Landlord has fulfilled all of its obligations under the Lease.

6.       The Lease is in full force and effect and has not been modified, altered, or amended, except pursuant to any instruments described above, if any.

7.       There are no offsets or credits against Base Rent or additional Rent, nor has any Base Rent or additional Rent been prepaid except as provided pursuant to the terms of the Lease.

8.       Tenant has no notice of any prior assignment, hypothecation, or pledge of the Lease or any Rents due under the Lease.

TENANT:

AXIL BRANDS, INC.

By:
Name:

SCHEDULE 6	9150 Wilshire Boulevard

SCHEDULE 7

BROKERAGE COMMISSION AGREEMENT

INTENTIONALLY OMITTED.

SCHEDULE 7

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